Exhibit 10.2
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between	Docket No. 08-040-WA/RB-HC

ALLIANCE BANCSHARES CALIFORNIA Culver City, California

and

FEDERAL RESERVE BANK
OF SAN FRANCISCO
San Francisco, California

     WHEREAS, in recognition of their common goal to maintain the financial soundness of Alliance Bancshares California, Culver City, California (“Bancshares”), a registered bank holding company that owns and controls Alliance Bank, Culver City, California (the “Bank”), a state chartered nonmember bank, and various nonbank subsidiaries, Bancshares and the Federal Reserve Bank of San Francisco (the “Reserve Bank”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and
     WHEREAS, on October 10, 2008, the board of directors of Bancshares, at a duly constituted meeting, adopted a resolution authorizing and directing Curtis S. Reis to enter into this Agreement on behalf of Bancshares and consenting to compliance with each and every provision of this Agreement by Bancshares and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
     NOW, THEREFORE, Bancshares and the Reserve Bank agree as follows:
Dividends and Distributions

     1. (a) Bancshares shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors of the Federal Reserve System (the “Board of Governors”).
          (b) Bancshares shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
          (c) Bancshares and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
          (d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Bancshares’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses (“ALLL”); and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bancshares must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4323).
Debt and Stock Redemption
     2. (a) Bancshares and any nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
          (b) Bancshares shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Capital Plan
     3. Within 60 days of this Agreement, Bancshares shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Bancshares, on a consolidated basis, and the Bank, as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:
          (a) The consolidated organization’s and the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B), as applicable;
          (b) the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;
          (c) the source and timing of additional funds to fulfill the consolidated organization’s and the Bank’s future capital requirements;
          (d) federal or state supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by any federal or state regulator;
          (e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Bancshares serve as a source of strength to the Bank; and
          (f) procedures for Bancshares to (i) notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which Bancshares’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the plan’s minimum ratios and (ii) to submit simultaneously to the Reserve Bank an acceptable written plan that details the steps Bancshares will take to increase its and the Bank’s capital ratios above the plan’s minimum.
Compliance with Laws and Regulations
     4. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancshares shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
          (b) Bancshares shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Progress Reports
     5. Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof.
Approval and Implementation of Plan
     6. (a) Bancshares shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time period set forth in paragraph 3 of this Agreement.
          (b) Within 10 days of approval by the Reserve Bank, Bancshares shall adopt the approved capital plan. Upon adoption, Bancshares shall promptly implement the approved plan, and thereafter fully comply with it.

          (c) During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications
     7. All communications regarding this Agreement shall be sent to:
(a)	Mr. Kevin Zerbe Director Banking Supervision and Regulation Federal Reserve Bank of San Francisco 101 Market Street, Mail Stop 920 San Francisco, California 94105
(b)	Mr. Curtis S. Reis Chairman of the Board & Chief Executive Officer Alliance Bancshares California 100 Corporate Pointe, Suite 105 Culver City, California 90230
Miscellaneous
     8. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bancshares to comply with any provision of this Agreement.
     9. The provisions of this Agreement shall be binding upon Bancshares and its institution-affiliated parties, in their capacities as such, and their successors and assigns.
     10. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
     11. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bancshares, the Bank, any nonbank subsidiary of Bancshares, or any of their current or former institution-affiliated parties and their successors and assigns.

     12. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 10th day of October, 2008

ALLIANCE BANCSHARES CALIFORNIA		FEDERAL RESERVE BANK OF SAN FRANCISCO

By:	/s/ Curtis S. Reis	By:	/s/ Jose. Alonso

	Mr. Curtis S. Reis		Mr. Jose Alonso
	Chairman of the Board & Chief Executive Officer		Director